EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned, Fred Brenner and Annette Brenner, hereby agree that, pursuant to 17 C.F.R. § 240.13d-1(k)1, this Amendment No. 1 to Schedule 13G relating to securities of PPT Vision, Inc. shall be filed on behalf of each of them.

Dated: February 10, 2006
/s/ Fred Brenner
Fred Brenner

Dated: February 10, 2006	/s/ Annette Brenner
Annette Brenner